EXHIBIT 10.2

EARTH PROPERTY HOLDINGS LLC

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the “Agreement”) is made effective as of November 9, 2018 (the “Effective Date”) by and among Q2Earth Inc., a Delaware corporation (“Service Company”), and Earth Property Holdings, LLC, a Delaware limited liability company (the “Company”) on behalf of itself and its subsidiaries set forth on Exhibit A, attached hereto and as amended from time to time to include each newly acquired entity (each a “Subsidiary”).

RECITALS:

WHEREAS, the Company, through its current and future Subsidiaries, is in the business of waste recycling, compost and soil manufacturing, and other beneficial reuse applications (the “Operations”) and is in need of business management including, but not limited to, strategy development and execution, accounting, financial, administrative, human resources, information technology, managerial and leadership, asset management, asset maintenance, engineering, procurement, construction, logistics, sales, branding, marketing, research, product development, business development, acquisition activities including due diligence and finding new opportunities, and other related services (the “Business Activities”);

WHEREAS, Service Company is engaged in the business of providing and executing the Business Activities associated with the Operations of the Company and its Subsidiaries, and has the capacity, expertise and knowledge to manage and administer the Operations of the Company and to furnish the Company with appropriate managerial, consulting, administrative, technological, financial, construction and other support to oversee and execute the Business Activities (the “Services”);

WHEREAS, Service Company is also engaged separately and independently from the Services provided for the Operations of the Company in other synergistic pursuits including brand development and management, technology research and development, intellectual property protection and management, development of regional or national sales channels and marking programs, and other similar services (the “Special Services”) which it will provide to the Company and its Subsidiaries on terms as further set forth herein;

WHEREAS, Company desires to engage Service Company to provide such Services and Special Services as are necessary and appropriate for the day-to-day administration, management and growth of the Company’s and its Subsidiaries’ Operations, and Service Company desires to provide such Services and Special Services to Company, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

TERMS OF AGREEMENT

1. ENGAGEMENT

a. Engagement of Service Company. Company hereby engages Service Company to provide the Services for the Operations on the terms and conditions described herein, and Service Company accepts such engagement. Service Company shall be the sole and exclusive provider of the administration, management and execution of the Services to be provided to or on behalf of Company and its Subsidiaries for the Operations.

b. Agency. Company hereby appoints Service Company as Company’s true and lawful agent throughout the Term of this Agreement, and Service Company hereby accepts such appointment.

c. Appointment and Powers of Officers. To perform its Services hereunder, specifically in connection with billing, collection, banking, contract execution, appointment and removal of employees and consultants of Company and its Subsidiaries and all related services incident to or under the Services to be provided hereunder requiring authorized signatures, subject to approval by the Company’s Board of Directors, Company hereby appoints the Service Company’s CEO to serve as President of the Company, its CFO to serve as Treasurer of the Company, and its President and/or General Counsel to serve as Secretary of the Company (collectively, the “Company Officers”) each to hold such office until removed by the Company’s Board of Directors. The Service Company shall have the authority to change and replace the Company Officers at its discretion during the Term of this Agreement provided such new persons are officers of the Service Company and are approved by the Company’s Board of Directors. The Company Officers shall not be compensated by the Company, as such compensation shall be made entirely through the Management Fee. The authority of the Company Officers shall, in addition to any other rights and responsibilities granted under this Agreement, be those powers customarily authorized by a board of directors to corporate officers holding such titles, including but not limited to the following, in each case to the extent not modified by the Company’s Board of Directors:

(i) To take possession of and endorse in the name of Company or any Subsidiary on any note, check, money order, insurance payment or any other instrument received.

(ii) To effectuate the transfer from the Company Account or any Subsidiary Account to an account designated by Service Company for the payment amounts of the fees and expenses set forth in Section 4 hereof as they become due.

(iii) To sign checks, drafts, bank notes or other instruments on behalf of Company or any Subsidiary and to make withdrawals from the Company Account or any Subsidiary Account for Company and Subsidiary Expenses and other payments specified in this Agreement and as requested from time to time by Company’s Board of Directors.

(iv) To otherwise manage or deal with the cash and funds of the Company and each Subsidiary on the Company’s behalf in any way which is reasonable to accomplish the provision of Services as may be rendered from time-to-time.

(v) To appoint and remove employees, agents, consultants, service providers, management and officers of each of the Subsidiaries consistent with Company’s governing documents in order to effect the successful operation of Company and each of its Subsidiaries.

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(vi) To sign contracts, agreements and other written binding commitments of the Company or its Subsidiaries, subject to approval of the Board of Directors of the Company if such contract, agreement or commitment (A) would constitute a material agreement creating a company obligation to file a Form 8-K if the Company were public, (B) includes a license of the intellectual property of the Company or (C) involves payments to or from the Company, individually or in the aggregate, in excess of $100,000 (clauses (A) through (C) collectively, “Material Agreements”).

(vii) To make demand with respect to, settle, and compromise such claims and to coordinate with collections agencies (approved by Company) in the name of Company or any Subsidiary, to commence any suit, action or proceeding to collect any such claims.

d. Documentation to Bank. Upon request of Service Company, Company and each Subsidiary shall execute and deliver to the financial institution wherein the Company Account and/or Subsidiary Accounts are maintained, such additional documents or instruments as may be necessary to effectuate the powers provided in this Section. Service Company shall not use the Company Account and/or Subsidiary Accounts for any purpose other than for the purposes specified in this Agreement, and shall not combine either accounts’ funds with funds from any other source, except for mistakes due to payor payment errors, which will be corrected by Service Company as soon as possible upon discovery.

2. DUTIES AND RESPONSIBILITIES OF MANAGER

a. General Responsibilities. During the Term of this Agreement, Service Company shall provide all Services as are necessary and appropriate for the day-to-day administration and management of Company’s and each of the Subsidiaries’ Operations and business in a manner consistent with good business practice, including without limitation:

(i) Personnel. Service Company shall develop and implement guidelines and procedures (internally and through a payroll service) for the recruitment, selection, hiring, firing, compensation including benefits, terms, conditions, obligations and privileges of employment or engagement of employees working for Company and each of the Subsidiaries. Service Company will assist Subsidiaries in recruiting new employees and will carry out such administrative functions as may be appropriate for such recruitment, including advertising for and identifying potential candidates, assisting Subsidiaries in examining and investigating the credentials of such potential candidates, and arranging interviews with such potential candidates. Service Company will make the ultimate decision as to whether to employ or retain a specific candidate. Company, through its Subsidiaries, shall be solely responsible for compensating its employees. Service Company expressly acknowledges its responsibility and liability to provide for the payment and withholding of appropriate amounts for income tax, social security, unemployment insurance, state disability insurance taxes, and any authorized payroll deductions from the paychecks of Company and Subsidiary personnel.

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(ii) Service Company Personnel. Service Company shall employ or contract with and provide all necessary personnel it reasonably needs to provide the Services hereunder. Such personnel shall be under the direction, supervision and control of Service Company, and shall be employees of Service Company. Service Company shall be responsible for setting and paying the compensation and providing the fringe benefits of all Service Company personnel.

(iii) Training. Service Company shall provide reasonable training to Subsidiary personnel in all aspects of the Operations material to the role of such personnel, including but not limited to administrative, financial, operations, safety, and standard operating procedures.

(iv) Operating Procedures. Service Company will assist and instruct the Subsidiaries, implement and oversee best operating practices and standard operating procedures (SOPs) for the Company and the Subsidiaries, and with respect to these SOPs, provide essential advice and consulting all other aspects of the Subsidiaries’ Operations.

(v) Compliance. Service Company shall maintain the Company and each Subsidiary, to the extent reasonably possible, in compliance with the applicable State and local regulations regarding operating composting businesses.

(vi) Insurance and Risk Management. Service Company shall oversee the Company’s purchase of necessary insurance coverage and implementation of risk management SOPs.

(vii) Accounting. Service Company shall establish and administer accounting procedures and internal accounting controls and systems for the development, preparation, and keeping of records and books of accounting related to the business and financial affairs of Company and each Subsidiary, including, quarterly reviewed and annual audited financial statements of the consolidated Company required for funding partners or regulatory agencies, including SEC, reporting purposes.

(viii) Information Technology. Service Company shall design, implement and administer necessary computer systems and software that will allow implementation throughout all Subsidiaries, allow for proper internal accounting controls, management of electronic records and customer relations, generate the necessary information to accurately reflect the state of the business, and to improve efficiencies within the business.

(ix) Tax Matters. Service Company shall oversee the preparation of the annual report and tax information returns required to be filed by Company and each Subsidiary. All of Company’s tax obligations shall be paid by Service Company out of Company’s funds managed by Service Company. Company shall also make such reserves and set asides for taxes as directed by Service Company throughout the year.

(x) Reports and Information. Service Company shall furnish the Company’s Board of Directors and members in a timely fashion quarterly or more frequent operating reports and other business reports as reasonably requested by Company’s Board of Directors, including without limitation (i) copies of bank statements and checks relating to Company’s bank accounts and (ii) financial statements.

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(xi) Budgets. Service Company shall prepare for review and approval by Company’s Board of Directors, all capital and annual operating budgets as needed. Such approval from the Company’s Board of Directors shall not be unreasonably withheld.

(xii) Expenditures. Service Company shall manage all cash receipts and disbursements of Company and its Subsidiaries, including the payment on behalf of Company and each of its Subsidiaries for any of the items set forth in this Article 2, such as taxes, assessments, licensing fees and other fees of any nature whatsoever in connection with the Operations as the same become due and payable, unless payment thereof is being contested in good faith by Company.

(xiii) Contract Negotiations. Service Company shall negotiate, either directly or on Company’s behalf, as appropriate and permitted by applicable law, such contractual arrangements with third parties as are reasonably necessary and appropriate for Company’s and its Subsidiaries’ Operations. Such services shall also include seeking, negotiating, performing diligence, and consummating acquisitions, joint ventures or partnerships by the Company or through its Subsidiaries, and other material business development agreements, subject to the Company’s Board of Director’s approval of Material Agreements.

(xiv) Billing and Collection. On behalf of and for the account of Company, Service Company shall establish and maintain credit and billing and collection policies and procedures, and shall exercise reasonable efforts to bill and collect in a timely manner all professional and other fees for all billable services provided by Company and its Subsidiaries.

(xv) Support Services. Service Company shall provide or arrange for all engineering, construction, procurement and other similar outside services required for the expansion of the Operations of the Company and its Subsidiaries, and other support services as are reasonably necessary and appropriate for the Operations.

(xvi) Regulatory Licenses. Service Company shall oversee and apply for the regulatory applications for the Operations, including but not limited to, regulatory due diligence, real estate selection, consultant support, application preparation, standard operating procedures, and other services necessary for submissions of such regulatory licenses.

(xvii) Licenses and Permits. Company shall be responsible for obtaining and maintaining all federal, state, and licenses and regulatory permits required for or in connection with the Operations. Service Company shall implement for the Company and its Subsidiaries a plan designed to ensure that all such licenses and permits are in compliance and shall provide reasonable assistance to Company in obtaining the same.

(xviii) Real Estate Leases, Construction and Build-Out Support. Service Company shall be responsible for managing and supervising the site selection, zoning, leasing, construction oversight and build-out of Company and Subsidiary facilities.

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(xix) Branding and Marketing. Service Company shall be responsible for establishing, protecting and promoting Subsidiary brands, per the terms of Section 5(a). Service Company shall oversee marketing and advertising programs to be implemented by Company and its Subsidiaries. Service Company shall advise and assist Company and its Subsidiaries in implementing such marketing and advertising programs, including, but not limited to, analyzing the effectiveness of such programs, preparing marketing and advertising materials, negotiating marketing and advertising contracts on Company’s or Subsidiaries’ behalf, and obtaining services necessary to produce and present such marketing and advertising programs. Service Company and Company agree that all marketing and advertising programs shall be conducted in compliance with all applicable standards of ethics, laws and regulations. The Services set forth in this Section 2.1(a)(xix) shall be performed subject to the terms of Section 5(a) hereof.

(xx) Standard of Care. With respect to the Services to be provided to the Company, Service Company shall discharge its responsibilities as a fiduciary and act in good faith in the best interest of the Company and shall do so with that degree of care, skill, prudence and diligence under the circumstances that a prudent person acting in a like capacity and familiar with such matters would exercise under similar circumstances in like positions.

(xxi) Other Activities. Any such other services or activities reasonably requested by the Company’s Board of Directors or so deemed commercially reasonable and prudent by the Service Company for the benefit of the Company and the Subsidiaries.

b. Responsibilities as Company Officers. In connection with the appointment of the Company Officers under Section 1(c) above, Service Company shall cause the undertaking of the following:

(i) Taxes. The Company Officers shall prepare, sign and file all federal, state and local tax reports required under applicable law.

(ii) Banking. The Company Officers shall open such bank accounts as shall be required for prudent administration of the Operations, including (i) a Company Account, being an account opened by and under the name of Company and under the control of Company – as may be delegated for day-to-day handling by Service Company subject to the provisions hereof, and (ii) any other Subsidiary Accounts for the uses of each specific Subsidiary.

(iii) Cash Management. The Company Officers shall sign checks, drafts, bank notes or other instruments on behalf of Company, and to make withdrawals from Company Account for payments specified in this Agreement and as requested from time to time by Company, and to otherwise manage all banking arrangements of the Company Account and any Subsidiary Account. The Company Officers shall direct in writing the bank at which the Company Account and each Subsidiary Account is maintained to transfer electronically all such amounts in the Subsidiary Accounts into the Company Account at the end of each business day.

(iv) Litigation Management. The Company Officers shall, only as directed by the Company’s Board of Directors: (a) manage and direct the defense of all claims, actions, proceedings or investigations against Company, any Subsidiary, or any of its officers, directors, employees or agents in their capacity as such, and (b) manage and direct the initiation and prosecution of all claims, actions, proceedings or investigations brought by Company or any Subsidiary against any person other than Service Company, subject to ultimate decision making authority by Company.

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(v) Contracts. The Company Officers shall sign agreements, contracts and other binding commitments of the Company or the Subsidiaries in their official capacity, subject to the Company’s Board of Directors customary authority to approve and authorize Material Agreements.

3. RELATIONSHIP OF THE PARTIES

a. Ultimate Authority over Company. Notwithstanding any other provision of this Agreement, the Company’s Board of Directors, acting in capacity as a manager of a limited liability company, shall have ultimate authority over its Operations provided the Company does not breach this Agreement or diminish the right, duties and authority of the Service Company (including the Company Officers) provided herein; and to the extent that certain governance rights are provided to the holders of the Class A Units of the Company or other classes of member equity of the Company in Company’s Certificate of Formation (the “Charter”), the LLC Agreement dated as of the date hereof, by and among the Company, the Class A Members, and the Class B Members of the Company (the “LLC Agreement”), or otherwise in written contract, such governance provisions shall take precedence over the Service Company’s rights and responsibilities.

b. Relationship of the Parties. Nothing contained herein shall be construed as creating a partnership, trustee, fiduciary joint venture, or employment relationship between Service Company and the Company. In performing all services required hereunder, Service Company shall be in the relation of an independent contractor to Company, providing Services to the Operations operated by Company.

c. Synergistic Growth and Competitive Activities. The parties agree and acknowledge that the creation of value and growth is critical to achieve at both the Company and its Subsidiaries, and Service Company. The Service Company shall serve in a similar managing capacity to other companies which are engaged in the same line of business and have may similar equity holders, investors or directors as the Company. In performing such services for other companies, the Service Company will not directly compete with the Company’s operations (although activities that support Company operations are allowable), and it will be staffed and resourced so as not to materially interrupt or impede Service Company’s duties and responsibilities to the Company.

4. FINANCIAL ARRANGEMENTS

a. Application of Revenues. The Parties agree to use care to allocate the Company’s revenues for the following purposes, in the order set out below:

i.	Costs and Expenses of Company and its Subsidiaries. Revenues shall be applied to pay all direct costs and expenses of Company’s and its Subsidiaries’ Operations, including, but not limited to, payroll and benefits for Subsidiary employees, vendor payments, cost of sales, inventory, equipment repair and maintenance, supply expense, marketing expenses, lease expenses for land or equipment, insurance, regulatory fees, licenses, auditing and tax preparation fees and fees of professional advisors such as attorneys, and other fees necessary to run the Operations subject to the budgets in effect from time to time.

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ii.	Debt Service Payments. To the extent permitted by the applicable debt documents, revenues shall next be applied to pay all debt, notes, leases or other financing liabilities of the Company and its Subsidiaries not included in Section 4(a)(i) above, including all acquisition debt financing per the terms and conditions set forth in any waterfall provision of such agreements.

iii.	Management Fee. Revenues shall next be applied to pay Service Company its management fee (the “Management Fee”), which shall be provided as an annual Budget each year and reasonably approved by the Company’s Board of Directors, as such Budget may be revised and amended by Service Company with the approval of Company. The Management Fee for the period beginning on the date hereof and ending on December 31, 2019 shall be $200,000 (Two Hundred Thousand Dollars), as set forth in the attached First Year Budget, which shall be paid no less than quarterly, as reasonably agreed by the Parties.

iv.	Remainder. Remaining revenues shall be retained to be re-invested by Company, or otherwise disbursed as approved by the Company’s Board of Directors.

b. GAAP. Except as specifically provided otherwise, in keeping Company’ books and records, Service Company shall record all revenue, refunds, rebates, costs, expenses, and any other information using the same accounting method under which Service Company keeps its own books and records, in accordance with GAAP, consistently applied.

c. Budget. Service Company shall prepare annual budgets for Company’s approval showing expected revenues and expenses, and shall revise such budgets as the parties deem appropriate from time to time.

d. No Responsibility for Shortfalls. It is understood that Service Company will perform its Services as efficiently and effectively as commercially practical; however, in no instance will Service Company be financially responsible to fund or advance budget shortfalls for the Company or its Subsidiaries.

5. SPECIAL SERVICES

a. Brands and Tradenames. In order to maintain continuity of brand identity and strategy, Service Company will update, improve and expand product brands, corporate logos, websites, marketing materials, trade and service names, and other branding elements (collectively, the “Brands”) for the Company and each Subsidiary (the “Brand Management Services”). Hard cost and expenses of such Brand Management Services such as third-party branding agency fees will be reimbursed by the Company to the extent such costs are approved by the Company’s Board of Directors. The Service Company will protect, defend, promote and utilize such Brands to best promote and grow the Operations of the Company and its Subsidiaries. Use of the Brands developed by the Service Company and by Holdco or its Subsidiaries will be governed pursuant to the IP License Agreement by and between the Service Company and Holdco attached as Exhibit B hereto (the “License Agreement”).

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b. Inventions, Research and Development. In order to elevate product quality and expand product applicability, streamline operations and logistics, and otherwise help grow the value of the Company and its Subsidiaries, Service Company will endeavor to acquire, license or develop soil formulas, soil blending recipes and techniques, scientific methods and research reports and whitepapers, electronic or mechanical technology, web-based applications, software and other intellectual property (collectively, “Inventions”), independently or with third parties such as universities, government agencies and business partners. The Company and each Subsidiary, to the extent the Service Company reasonably deems it commercially applicable and appropriate, shall have the right to utilize such Inventions in its Operations through the management of the Service Company. Use of the Inventions developed by the Service Company and by Holdco or its Subsidiaries will be governed pursuant to the License Agreement. Should the payment of royalties, fees or other compensation to Service Company be reasonably agreed by the Parties, such additional fees and other terms and conditions of use will be provided in a separate license agreement.

c. Sales and Marketing. In order to help expand sales and open new distribution channels for the Company and its Subsidiaries’ products, Service Company will seek, negotiate, enter into and manage sales and/or marketing agreements with regional or national buying entities; regional or national logistics and hauling agreements; enter into sponsorship and endorsement agreements; perform government outreach; develop advertising and marketing strategies and content; acquire or partner with independent sales and marketing firms; and other similar services (the “Sales and Marketing Services”) for the Company and its Subsidiaries. The hard costs of such Sales and Marketing Services outside the scope of the Management Fee, including for instance local market advertising buys and placement, will be reimbursed by the Company to the extent such costs are approved by the Company’s Board of Directors. Service Company will have the right to purchase for resale base product or specially blended or manufactured product (subject to the License Agreement or other use rights contemplated in Section 5(a) or (b)) from the Company or any of its Subsidiaries at most favored nations wholesale pricing, in its discretion, to fulfill regional, national or non-customary customer or channel purchase orders procured by Service Company.

6. TERM AND TERMINATION

a. Term. This Agreement shall commence as of the Effective Date and continuing in full force and effect for a period of eight (8) years (the “Term”), unless terminated as provided herein.

b. Termination By Service Company. Service Company shall have the right, but not the obligation, to terminate this Agreement immediately (after giving effect to the thirty (30) day grace period below) upon notice to Company of the Company’s failure to pay the Management Fee in a timely fashion or to agree to reasonable annual budgets for Management Fees; provided that the Service Company provides the Company with thirty (30) days written notice of such breach, during which period of time the Company shall have the opportunity to cure such breach; provided, further, that if such breach is cured by the Company during such period of time it shall be as if such breach never occurred and this Agreement shall continue in full force and effect (such termination event being deemed for “Good Cause”).

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c. Termination By Company.

(i) Company shall have the right, but not the obligation, to terminate this Agreement immediately upon notice to Service Company in the event of the Service Company’s material breach of a material provision hereof, provided that the Company provides the Service Company with thirty (30) days written notice of any such breach, during which period of time the Service Company shall have the opportunity to cure any such breach (or in the event of a non-monetary breach which is not curable within such thirty (30) day period the Service Company shall have the opportunity to commence cure of any such breach). If any such breach is cured by the Service Company during such period of time (or in the event of a non-monetary breach which is not curable within such thirty (30) day period but the Service Company has commenced to cure such breach and does continue to cure such breach with the exercise of due diligence), it shall be as if such breach never occurred and this Agreement shall continue in full force and effect, unaffected by the Company’s notice (such termination event being deemed for “Cause”).

(ii) The Company shall have the right to terminate this Agreement at any time upon notice to Service Company and payment of the fees set forth in Section 6(e)(i).

d. Termination by Either Party. This Agreement may be also terminated as follows:

(i) By mutual written agreement of the parties;

(ii) By either party immediately upon the filing of a petition in bankruptcy with respect to the other party or the insolvency of the other party.

e. Termination Obligations.

(i) In the event of termination by the Service Company for “Good Cause” or by the Company without “Cause,” the Company shall pay (a) all Management Fees and any other costs and expenses accrued and owing to Service Company up through and including the date of termination, (b) a severance fee equal to one (1) year Management Fees based on the annual Management Fees set forth in the Budget agreed by the Parties for the current year, provided such amount is not less than the initial year Management Fee.

(ii) In the event of termination by the Company for “Cause” or by mutual agreement of the Parties, the Company shall pay all Management Fees and any other costs and expenses accrued and owing to Service Company pursuant up through and including the date of termination.

f. Survival. Notwithstanding anything in this Agreement to the contrary, (a) the provisions of Sections 5(a), 5(c), 6(e), 7(b), 7(c), 8 and 9(a)-(m) shall survive the termination of this Agreement and (b) no termination of this Agreement, whether pursuant to this Section 6 or otherwise, will affect the Company’s duty to pay any fees accrued pursuant to the terms of this Agreement prior to the effective date of that termination. All other provisions of this Agreement will not survive the expiration or earlier termination of this Agreement.

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7. RECORDS AND RECORD KEEPING

a. The Company hereby authorizes and grants to Service Company full and complete access to all information, instruments and documents relating to Company which may be reasonably requested by Service Company to perform its obligations hereunder, and shall disclose and make available to representatives of Service Company for review and photocopying all relevant books, agreements, papers and records of Company.

b. All reports, documents, records, and other work product developed, generated or produced by Service Company solely for Company in connection with this Agreement (collectively, “Work Product”), shall be Company’s sole and exclusive property. Service Company represents, warrants, and covenants that all Work Product shall not infringe upon the patent, copyright, trade secret, trademark, other intellectual property right, or any other proprietary right of any third party. Service Company shall takes such steps as reasonably requested by Company as may be required for Company to perfect its interest in any Work Product.

c. Company shall at all times during the Term, and at all times thereafter, make available to Service Company for inspection by its authorized representatives, during regular business hours, at the principal place of business of Company, any of Company’ records determined by Service Company to be necessary (i) during the Term, to perform its services and carry out its responsibilities hereunder or necessary for the defense of any legal or administrative action or claim relating to said records, or (ii) following the Term, for the purpose of preparing any required SEC, tax and other business filings.

8. Confidentiality and ConflictING OPERATIONS

a. Company and Service Company (each a “Restricted Party”, and collectively the “Restricted Parties”) acknowledge and agree that they shall not disclose to any unauthorized person or use for their own account any Confidential Information, whether or not developed by either Restricted Party, unless and to the extent that any Confidential Information (1) becomes generally known to and available for use by the public other than as a result of the Restricted Party’s acts or omissions to act or (2) is required to be disclosed pursuant to any applicable law or court order or other regulatory agency such as the Securities and Exchange Commission. The Restricted Parties shall take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

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b. For purposes of this Agreement, “Confidential Information” shall include all information of any sort (whether merely remembered or embodied in a tangible or intangible form, and whether or not specifically labeled or identified as “confidential”) that is related to the Company’s or any of its Subsidiaries’ or the Service Company’s current or potential Operations and business and is not generally or publicly known. Confidential Information includes, without specific limitation, information concerning (i) internal business information, including methodologies and methods of doing business, strategic, staffing, training, marketing, promotional, sales and expansion plans and practices, including plans regarding planned and potential sales, historical and projected financial information, budgets and business plans, risk management practices, negotiation strategies and practices, opinion leader lists and databases, customer service approaches, integration processes, new and existing programs and services, cost, rate and pricing structures and terms and requirements and costs of providing service, support and equipment, (ii) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data, data bases, and production processes, (iii) computer software, including operating systems, applications and program listings, (iv) devices, discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice), (v) copyrightable works, (vi) intellectual property of every kind and description and (vii) all similar and related information in whatever form.

9. GENERAL

a. Indemnification.

(i) Indemnification by Company. Company hereby agree to indemnify, defend and hold harmless Service Company, its officers, directors, owners, members, employees, agents, affiliates and subcontractors, from and against any and all claims, damages, demands, diminution in value, losses, liabilities, actions, lawsuits and other proceedings, judgments, fines, assessments, penalties, awards, costs and expenses (including reasonable attorneys’ fees) related to third party claims, whether or not covered by insurance, arising from or relating to any gross negligence, fraud, or willful misconduct relating to the breach of this Agreement by Company. The provisions of this Section shall survive termination or expiration of this Agreement. Company shall immediately notify Service Company of any lawsuits or actions, or any threat thereof, that are known or become known to Company that might adversely affect any interest of Company or Service Company whatsoever.

(ii) Indemnification by Service Company. Service Company hereby agrees to indemnify, defend and hold harmless Company, their respective officers, directors, members, employees and agents from and against any and all claims, damages, demands, diminution in value, losses, liabilities, actions, lawsuits and other proceedings, judgments, fines, assessments, penalties, and awards, and costs and expenses (including reasonable attorneys’ fees), whether or not covered by insurance, arising from or relating to (a) any material breach of this Agreement by Service Company, (b) any acts or omissions conducted in bad faith or gross negligence by Service Company and its employees to the extent that such is not paid or covered by the proceeds of insurance. The provisions of this Section shall survive termination or expiration of this Agreement. Service Company shall immediately notify Company of any lawsuits or actions, or any threat thereof, that are known or become known to Service Company that might adversely affect any interest of Service Company or Company whatsoever.

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b. Dispute Resolution. In the event that any disagreement, dispute or claim arises among the Parties hereto with respect to the enforcement or interpretation of this Agreement or any specific terms and provisions hereof or with respect to whether an alleged breach or default hereof has or has not occurred (collectively, a “Dispute”), such Dispute shall be resolved by final, confidential, and binding arbitration (the “Arbitration”). The Arbitration shall be settled in Wilmington, Delaware in accordance with the then prevailing rules of the American Arbitration Association for commercial disputes. The arbitrator shall have the power only to interpret and apply this Agreement, and shall have no power to alter or modify any express provisions of this Agreement or to make any award which by its terms affects any such alteration or modification. The arbitrators may not award punitive, exemplary, incidental or consequential damages, and the parties hereby irrevocably waive any claims(s) to such damages in disputes that are subject to this arbitration provision. The result of the arbitration will be final and binding on the parties, and judgment upon any award rendered by the arbitrators may be entered by any court having jurisdiction therein. The parties hereby agree not to appeal the result of the arbitration. The procedures set forth herein shall not preclude a party from seeking injunctive relief or other provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The Parties to the Dispute shall share the expenses of the arbitrator and the other costs of arbitration on a pro rata basis.

c. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the Parties related to the subject matter hereof and supersedes all prior agreements, understandings, and letters of intent relating to the subject matter hereof. This Agreement may be amended or supplemented only by a writing executed by all Parties.

d. Notices. All notices, requests, demands or consents hereunder shall be in writing and shall be deemed given and received when delivered, if delivered in person, or four (4) days after being mailed by certified or registered mail, postage prepaid, return receipt requested, or one (1) day after being sent by overnight courier such as Federal Express, to and by the parties at the following addresses, or at such other addresses as the parties may designate by written notice in the manner set forth herein:

If to Service Company:	Q2Earth Inc.
Attn: Christopher Nelson, General Counsel
420 Royal Palm Way, #100
Palm Beach, FL 33480
cnelson@q2earth.com

If to Company:	Earth Property Holdings LLC
Attn: Board of Directors
400 Plasters Avenue NE
Atlanta, GA 30324
kbolin@q2earth.com

with a copy to:
Attn: Tom Paschall

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e. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which, when taken together, will constitute one and the same instrument.

f. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, without reference to conflict of law principles.

g. Assignment. This Agreement shall not be assignable by any Party hereto without the express written consent of the other Parties; provided, however, that this Agreement shall be assignable by Service Company to any of its wholly-owned affiliates or successors without the consent of Company.

h. Waiver. Waiver of any agreement or obligation set forth in this Agreement by either Party shall not prevent that party from later insisting upon full performance of such agreement or obligation and no course of dealing, partial exercise or any delay or failure on the part of any party hereto in exercising any right, power, privilege, or remedy under this Agreement or any related agreement or instrument shall impair or restrict any such right, power, privilege or remedy or be construed as a waiver therefor. No waiver shall be valid against any party unless made in writing and signed by the party against whom enforcement of such waiver is sought.

i. Binding Effect. Subject to the provisions set forth in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and upon their respective successors and assigns.

j. Waiver of Rule of Construction. Each Party has had the opportunity to consult with its own legal counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting party shall not apply.

k. Severability. If anyone or more of the provisions of this Agreement is adjudged to any extent invalid, unenforceable, or contrary to law by a court of competent jurisdiction, each and all of the remaining provisions of this Agreement will not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

l. Force Majeure. Any Party shall be excused for failures and delays in performance of its respective obligations under this Agreement due to any cause beyond the control and without the fault of such party, including without limitation, any act of God, war, terrorism, bio-terrorism, riot or insurrection, law or regulation, strike, flood, earthquake, water shortage, fire, explosion or inability due to any of the aforementioned causes to obtain necessary labor, materials or facilities. This provision shall not release such Party from using its best efforts to avoid or remove such cause and such Party shall continue performance hereunder with the utmost dispatch whenever such causes are removed. Upon claiming any such excuse or delay for non-performance, such Party shall give prompt written notice thereof to the other party, provided that failure to give such notice shall not in any way limit the operation of this provision.

m. Authorization for Agreement. The execution and performance of this Agreement by Company and Service Company have been duly authorized by all necessary laws, resolutions, and corporate or partnership action, and this Agreement constitutes the valid and enforceable obligations of Company and Service Company in accordance with its terms.

n. Duty to Cooperate. The Parties acknowledge that the Parties’ mutual cooperation is critical to the ability of Service Company and Company to perform successfully and efficiently its duties hereunder. Accordingly, each party agrees to cooperate fully with the other in formulating and implementing goals and objectives which are in Company’ best interests.

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IN WITNESS WHEREOF, the Parties agree to the foregoing terms of agreement through the execution below by their respective, duly authorized representatives as of the Effective Date.

COMPANY:	Earth Property Holdings LLC

	By:	/s/ C. Thomas Paschall
	Name:	C. Thomas Paschall
	Title:	Authorized Officer

SERVICE COMPANY:	Q2Earth Inc.

	By:	/s/ Kevin Bolin
	Name:	Kevin Bolin
	Title:	Chairman & CEO

[Signature Page to Services Agreement]

EXHIBIT A

SUBSIDIARIES

1. George B. Wittmer Associates, Inc.

[Exhibit A to Services Agreement]